UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                Amendment No. 1

                Current Report Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934
               Date of report (Date of earliest event reported):
                                  May 24, 2000


                             Antennas America, Inc.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                      Utah
                 ----------------------------------------------
                 (State of Other Jurisdiction of Incorporation)


        000-18122                                      87-0454148
--------------------------               -------------------------------------
 (Commission File Number)                 (IRS Employer Identification Number)

                           4860 Robb Street, Suite 101
                        Wheat Ridge, Colorado, 80033-2163
            ----------------------------------------------------------
           (Address of principal executive offices including zip code)

                                 (303) 421-4063
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

This form 8-K/A amends the Form 8-K filed with the Securities and Exchange Commission on June 8, 2000 (the "Original Form 8-K") by including the financial statements and pro forma financial information referred to below.


Item 7.      Financial Statements, Pro Forma Information and Exhibits

         (a)      Financial Statements of Business Acquired

                  (1)      Report of Independent Auditors.

                  (2) Winncom Technologies, Inc., balance sheets as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999.

                  (3)      Notes   to    Financial    Statements    of   Winncom
                           Technologies, Inc.

         (b)      Pro Forma Financial Information (unaudited)

                  (1) Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1999.

                  (2) Unaudited Pro Forma Condensed Combined Statement of Operations for the Quarter Ended March 31, 2000.

                  (3) Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2000.

                         Report of Independent Auditors

The Board of Directors and Stockholders of
Winncom Technologies, Inc.

We have audited the accompanying balance sheets of Winncom Technologies, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winncom Technologies, Inc. at December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                          /s/  ERNST & YOUNG LLP


Cleveland, Ohio
July 31, 2000



                           Winncom Technologies, Inc.
                                 Balance Sheets

                                                                                    December 31,
                                                                              1999                1998
                                                                    ----------------------------------------
Assets
Current assets:

   Cash                                                              $        18,780    $          83,502
   Accounts receivable, less allowance for doubtful accounts
     of $109,600 and $15,600 for 1999 and 1998, respectively               1,421,301             351,337
   Inventory                                                                 506,526             276,591
   Due from officer                                                           55,000                   -
   Prepaid expenses                                                            3,615                 992
                                                                    ----------------------------------------
Total current assets                                                       2,005,222             712,422

Fixed assets, net                                                             21,203              18,625

Deposits                                                                       4,660               4,660
                                                                    ----------------------------------------
Total assets                                                           $   2,031,085     $       735,707
                                                                    ========================================

Liabilities and stockholders' equity Current liabilities:

   Accounts payable                                                    $   1,059,214     $       523,130
   Revolving line of credit                                                  355,497             150,000
   Notes payable - officers                                                   30,126              30,126
   Current portion of capital lease obligations                                4,247               8,269
   Accrued expenses                                                           68,149               7,063
                                                                    ----------------------------------------
Total current liabilities                                                  1,517,223            7,18,588

Capital lease obligations, less current portion                                1,074               5,321
Notes payable - officers, less current portion                                     -               5,000
                                                                    ----------------------------------------
Total liabilities                                                          1,518,307             728,909


Stockholders' equity:
   Common stock, no par value, 850 shares
     authorized, and 230 shares issued
     and outstanding                                                           4,600               4,600
   Retained earnings                                                         508,178               2,198
                                                                    ----------------------------------------
Total stockholders' equity                                                   512,778               6,798
                                                                    ----------------------------------------
Total liabilities and stockholders' equity                            $    2,031,085     $       735,707
                                                                    ========================================

See accompanying notes.



                           Winncom Technologies, Inc.
                            Statements of Operations

                                                                           Years ended December 31,

                                                                           1999                1998
                                                                    ----------------------------------------
Sales, net                                                             $   7,338,247       $   2,335,365

Cost of sales                                                              5,540,595           1,588,238
                                                                    ----------------------------------------
Gross profit                                                               1,797,652             747,127

Selling, general and administrative expenses                               1,101,417             679,855
                                                                    ----------------------------------------
Income from operations                                                       696,235              67,272

Interest expense                                                              23,140              13,829
                                                                    ----------------------------------------
Net income                                                            $      673,095     $        53,443
                                                                    ========================================


See accompanying notes.



                           Winncom Technologies, Inc.
                       Statements of Stockholders' Equity

                                                Common Stock
                                        --------------------------------     Retained
                                           Shares          Amount            Earnings             Total
                                        -----------------------------------------------------------------------
   Balance, December 31, 1997                   230   $        4,600    $        (4,041)       $       559

   Net income                                                                    53,443             53,443
   Stockholder distributions                                                    (47,204)           (47,204)
                                        -----------------------------------------------------------------------
   Balance, December 31, 1998                   230            4,600              2,198              6,798

   Net income                                                                   673,095            673,095
   Stockholder distributions                                                   (167,115)          (167,115)
                                        -----------------------------------------------------------------------
   Balance, December 31, 1999                   230   $        4,600      $     508,178       $    512,778
                                        =======================================================================


See accompanying notes.



                           Winncom Technologies, Inc.
                            Statements of Cash Flows

                                                                               Year ended December 31

                                                                              1999               1998
                                                                        -------------------------------------
Operating activities

Net income                                                               $     673,095      $     53,443
Adjustments to reconcile net income to net cash (used in)
   provided by operating activities:
     Depreciation                                                                9,549             7,856
     Provision for bad debts                                                    94,000            11,400
     Changes in operating assets and liabilities:
       Accounts receivable                                                  (1,163,964)         (225,101)
       Inventory                                                              (229,935)         (157,879)
       Due from officer                                                        (55,000)                -
       Prepaid expenses and other assets                                        (2,623)           (2,190)
       Accounts payable and accrued expenses                                   597,170           334,640
                                                                        -------------------------------------
Net cash (used in ) provided by operating activities                           (77,708)           22,169

Investing activities

Purchase fixed assets, net of capital leases                                   (12,127)             (867)
                                                                        -------------------------------------
Net cash used in investing activities                                          (12,127)             (867)

Financing activities

Proceeds from revolving line of credit                                         223,867           150,000
Proceeds from issuing notes payable-officers                                         -            35,126
Payments of revolving line of credit                                           (18,370)          (89,737)
Payments of capital lease obligation                                            (8,269)           (6,755)
Repayment of notes payable--officers                                            (5,000)          (24,728)
Distributions to stockholders                                                 (167,115)          (47,204)
                                                                        -------------------------------------
Net cash provided by financing activities                                       25,113            16,702
                                                                        -------------------------------------
Net (decrease) increase in cash                                                (64,722)           38,004
Cash, beginning of year                                                         83,502            45,498
                                                                        -------------------------------------
Cash, end of year                                                         $     18,780      $     83,502
                                                                        =====================================
Supplemental cash flow information:

  Cash paid for interest                                                  $     21,872     $      12,854
  Capital lease obligations incurred                                                 -             3,914

See accompanying notes.

                           Winncom Technologies, Inc.
                          Notes to Financial Statements
                           December 31, 1999 and 1998


1. Organization and Summary of Significant Accounting Policies

Organization

Winncom Technologies, Inc. (the Company) was incorporated as a Subchapter S corporation in Ohio on August 16, 1996. The Company operates in a single business segment designing, assembling, distributing and servicing wireless network products and systems for data and voice transmission using radio technology.

The wireless network products and systems are sold to customers located primarily in the United States. Export sales to customers located outside of the United States totaled approximately $862,000 and $456,000 (12% and 20% of total sales, respectively) in 1999 and 1998, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Losses from credit sales are provided for in the financial statements and have historically been within management expectations.

Inventory

Inventory is valued at the lower of cost or market using the first-in first-out method of accounting. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. Inventory consists primarily of finished goods at December 31, 1999 and 1998.

Fixed Assets

Fixed assets are stated at cost. The Company uses the straight-line method over estimated useful lives of three to seven years to compute depreciation for financial reporting purposes and accelerated methods for income tax purposes. Amortization of assets recorded under capital leases is included in depreciation expense and accumulated depreciation. Fixed assets consists of the following at December 31:

                                                  1999               1998
                                        ------------------ -------------------
Computer equipment and software         $       27,253     $       20,960
Furniture and fixtures                          13,176              9,342
                                        ------------------ -------------------
                                                42,429     $       30,302
Accumulated depreciation                       (21,226)           (11,677)
                                        ------------------ -------------------
                                        $       21,203     $       18,625
                                        ================== ===================

Fixed assets include the following amounts for capital leases at December 31:

                                              1999                1998
                                    ------------------- ------------------
Computer equipment and software              $18,360             $18,360
Furniture and fixtures                         5,057               5,057
                                    ------------------- ------------------
                                              23,417              23,417
Less accumulated depreciation                (17,689)             (9,883)
                                    ------------------- ------------------
                                             $ 5,728             $13,534
                                    =================== ==================

Substantially all of the Company's fixed assets are pledged as collateral for debt described in Notes 2 and 3.

Research and Development

Research and development costs are charged to expense as incurred. These expenses were $0 and $125,000, for the years ended December 31, 1999 and 1998, respectively, and are included in selling, general and administrative expenses.

Revenue

Revenue is recorded when goods are shipped.

Fair Value of Financial Instruments

The Company's short-term financial instruments consist of cash, accounts receivable, and accounts payable and accrued expenses. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable.

Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Income Taxes

There is no provision for income taxes in the financial statements of the Company, as the Company is not subject to Corporate income taxes under the provisions of Subchapter S of the Internal Revenue Code. Each stockholder is individually liable for his own tax payments.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs charged to operations were $24,165 and $27,420 in 1999 and 1998, respectively.

2. Revolving Line of Credit

In 1998, the bank line of credit consisted of an asset-based revolving credit line having a maximum borrowing amount of $250,000 at an interest rate of prime plus 1.5% (9.25% at December 31, 1998), of which $150,000 was outstanding at December 31, 1998. In 1999, the line of credit was renewed with a maximum borrowing amount of $550,000 at an interest rate of prime plus 1.0% (9.50% at December 31, 1999), of which $355,497 was outstanding at December 31, 1999. The line had $194,503 and $100,000 of unused credit at December 31, 1999 and 1998, respectively. This line was renewed with a new line of credit with a maximum borrowing limit of $1,500,000 on April 12, 2000, at an interest rate of prime plus 0.5%. The line is collateralized by accounts receivable, inventory and otherwise unencumbered fixed assets, and is personally guaranteed by the stockholders.

3. Capital Lease Obligations

The Company has entered into financing type lease transactions with leasing companies to lease certain manufacturing equipment, office equipment and software. Certain leases have bargain purchase options at the end of the lease term. Scheduled maturities of the obligations as of December 31, 1999 are as follows:

2000                                                   $5,459
2001                                                    1,107
                                              -------------------
Minimum future lease payments                           6,566
Less interest component                                (1,245)
                                              -------------------
Present value of future net minimum lease
  Payments                                              5,321
Less current portion                                   (4,247)
                                              -------------------
Due after one year                                     $1,074
                                              ===================



4. Concentration of Credit Risk

The Company had no sales in excess of 10% of its net sales or to any single party for the year ended December 31, 1999 or 1998. No customers accounts receivable accounted for 10% or more of total accounts receivable as of December 31, 1999 or 1998.

5. Commitments

The Company has an outstanding commitment to a vendor requiring minimum purchases of $2,000,000 at market rates in 2000. Management believes that this commitment will be met. The Company made 62% and 33% of its inventory purchases from two suppliers in 1999 and 1998, respectively.

6. Operating Leases

The Company leases its facilities and equipment under an operating lease through January 31, 2003. Minimum future rentals payable under the leases are as follows:

2000                           $    31,536
2001                                30,000
2002                                31,833
2003                                 2,667
                           ------------------
                                $   96,036
                           ==================

Rent expense amounted to $36,115 and $30,361 for the years ended December 31, 1999 and 1998, respectively.

7.  Transactions with Related Parties

During  1997  through  1999,  an  officer  loaned  the  Company   $25,126  on  a
non-interest bearing demand note, which appears as Notes Payable - Officers. This loan was repaid in May 2000.

In March 1998, a relative of an officer loaned the Company $10,000 on a term loan bearing an interest rate of 12%, payable semi-annually, and a maturity date of August 10, 2000. $5,000 was repaid in November 1999, and the balance was repaid in March 2000.

In  August  1999,  the  Company  loaned  an  officer  $55,000   evidenced  by  a
non-interest bearing note with a maturity date of July 31, 2000. The loan was repaid in March 2000.

8. Subsequent Event

On May 24, 2000, Antennas America, Inc. (the "acquiring company") purchased the outstanding shares of the Company. As consideration for the shares of the Company, the stockholders received an aggregate consideration of $12.0 million, consisting of $3.0 million in cash, a $1.5 million promissory note payable in 90 days from the closing date, a $1.5 million promissory note payable in 180 days from the closing date and $6.0 million in shares of the restricted common stock of the acquiring company, calculated based on the weighted average trading price on the closing date of the transaction.

Item 7.   Financial Statements, Pro Forma Information and Exhibits
(Continued)
                  (b) Pro Forma Financial Information

On May 24, 2000, Antennas America, Inc. ("the Company") consummated a transaction providing for the merger of Winncom Technologies, Inc. ("Winncom") with and into Winncom Technologies Corp., a wholly owned subsidiary of the Company. Winncom sells, installs and services wireless network products and systems for data and voice. In exchange for all of the outstanding common shares of Winncom, the stockholders of Winncom received aggregate consideration of $12.0 million, consisting of a total of $3.0 million in cash, a promissory note with a face amount $1.5 million, payable in 90 days from the closing date, a promissory note with a face amount $1.5 million payable in 180 days from the closing date, and $6 million in shares of restricted common stock of the Company. 6,946,053 shares were issued, based on the weighted average trading price of $0.8638 per share on the closing date. The actual amount of the 180 day note payable, and the overall transaction price, will be adjusted by the amount that the calculated net assets of Winncom at May 24, 2000 are greater or less than $500,000.

In addition, the Company granted options to purchase 600,000 shares of its common stock to Winncom employees remaining with the Company after the acquisition, at an exercise price of $0.86 per share, the trading price of the stock on the closing date. The total purchase cost of the Winncom Technologies Inc. merger is as follows:

         Cash paid.................................      $ 3,000,000
         Short-term notes issued...................        3,000,000
         Value of securities issued................        6,000,000
                                                         -----------
                                                          12,000,000

         Direct transaction costs
         and expenses..............................          800,000
                                                         -----------
         Total purchase cost.......................      $12,800,000
                                                         ===========


Preliminary allocation of Purchase Price:
                                                           Annual        Useful
                                               Amount    Amortization    Lives
                                           ----------        -------     ------
Tangible net assets                        $  478,024          n/a         n/a
Intangible assets                          12,321,976        821,465        15
                                           ----------        -------
Total estimated purchase price
  allocation                               $12,800,000      $821,465
                                           ===========      ========

The Company is in the process of obtaining an external valuation of the intangible assets acquired. Once the valuation is completed, the Company will amortize these assets over their useful lives. Management estimates that the useful lives will range from 10 to 20 years. For purposes of this statement, the Company has used an average useful life of 15 years to calculate amortization.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 and for the three months ended March 31, 2000 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2000 should be read in conjunction with the financial statements of Antennas America, Inc., as previously filed and the separate financial statements of Winncom Technologies, Inc. included herein. This unaudited financial information is based on the historical financial statements of the Company and Winncom after giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations and Unaudited Pro Forma Condensed Combined Balance Sheet. The pro forma information does not purport to be indicative of the results which would have been reported if the above transaction had been in effect for the periods presented or which may result in the future. The Unaudited Pro Forma Condensed Combined Statements of Operations are presented as if the operations of the Company and Winncom had been combined on January 1, 1999.



                     Unaudited Pro Forma Condensed Combined
                             Statement of Operations

                          Year Ended December 31, 1999


                                                           Antennas          Winncom
                                                           America,       Technologies,      Pro forma         Pro forma
                                                             Inc.             Inc.          Adjustments         Combined
                                                       -----------------------------------------------------------------------
Net sales                                                    $4,567,531        $7,338,247    $          --        $11,905,778
Cost of sales                                                 3,483,357         5,540,595               --          9,023,952
                                                       -----------------------------------------------------------------------
Gross profit                                                  1,084,174         1,797,652               --          2,881,826

Operating expenses:
  Selling, general and administrative                         1,201,018         1,101,417               --          2,302,435
  Amortization of purchased intangibles                              --                --     (1)  821,465            821,465
                                                       -----------------------------------------------------------------------
Total operating expenses                                      1,201,018         1,101,417          821,465          3,123,900

Income (loss) from operations                                 (116,844)           696,235        (821,465)          (242,074)

Interest expense and other income, net                          120,171            23,140               --            143,311
                                                       -----------------------------------------------------------------------

Income (loss) before income taxes                             (237,015)           673,095        (821,465)          (385,385)
Income tax expense (benefit)                                    335,373                --               --            335,373
                                                       -----------------------------------------------------------------------

Net income (loss)                                            $(572,388)          $673,095       $(821,465)         $(720,758)
                                                       =======================================================================

Basic and diluted loss per share                                $(0.01)                                               $(0.01)
                                                       =================                                   ===================
Weighted average shares outstanding                          80,089,781                         23,464,387        103,554,168
                                                       =================                  ====================================
                                                                                               (2, 3)

See accompanying notes to unaudited pro forma condensed combined statement of operations.




                     Unaudited Pro Forma Condensed Combined
                             Statement of Operations
                          Quarter Ended March 31, 2000


                                                           Antennas          Winncom
                                                           America,       Technologies,          Pro forma         Pro forma
                                                             Inc.             Inc.              Adjustments         Combined
                                                       -----------------------------------------------------------------------
Net sales                                                      $969,555        $2,838,478              $--         $3,808,033
Cost of sales                                                   792,722         2,274,105               --          3,066,827
                                                       -----------------------------------------------------------------------
Gross profit                                                    176,833           564,373               --            741,206

Operating expenses:
  Selling, general and administrative                           344,352           392,096               --            736,448
  Amortization of purchased intangibles                              --                --     (1)  205,366            205,366
                                                       -----------------------------------------------------------------------
Total operating expenses                                        344,352           392,096          205,366            941,814

Income (loss) from operations                                 (167,519)           172,277        (205,366)          (200,608)

Interest expense and other income, net                         (63,763)            16,448               --           (47,315)
                                                       -----------------------------------------------------------------------

Income (loss) before income taxes                             (103,756)           155,829        (205,366)          (153,293)
Income tax expense (benefit)                                         --                --               --                 --
                                                       -----------------------------------------------------------------------

Net income (loss)                                            $(103,756)          $155,829       $(205,366)         $(153,293)
                                                       =======================================================================

Basic and diluted loss per share                               $ (0.00)                                               $(0.00)
                                                       ====================                  =================================
Weighted average shares outstanding                          97,871,239                         23,464,387        121,335,626
                                                       ====================                  =================================
                                                                                               (2, 3)

See accompanying notes to unaudited pro forma condensed combined Statement of Operations.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1) The purchase price has been allocated to specifically identifiable assets acquired. The intangible assets acquired of approximately $12 million are expected to be amortized over an average estimated useful life of 15 years. The related amortization is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations. The purchase price allocation is preliminary subject to change based on the Company's final analysis.

(2)      As  part  of  the   consideration   of  the   acquisition   of  Winncom
         Technologies, Inc., Antennas America, Inc. issued 6,946,053 shares of its common stock.

(3) During 2000, Antennas America, Inc. undertook a private placement offering of units of its common stock, with attached warrants. As of May 24, 2000, the Company had raised approximately $3.3 million in cash through the sale of 19.2 million shares, of which $0.5 million (2.7 million shares) had been sold through March 31, 2000. As a result, we have pro forma adjusted only the portion of this private placement that took place after March 31, 2000.



                     Unaudited Pro Forma Condensed Combined
                                  Balance Sheet
                              As Of March 31, 2000

                                                           Antennas          Winncom
                                                           America,       Technologies,          Pro forma          Pro forma
                                                             Inc.             Inc.              Adjustments          Combined
                                                       -------------------------------------------------------------------------
                        ASSETS

Current assets:                                                                                  (1, 2)
  Cash and cash equivalents                                    $473,360          $368,026           $(109,292)         $732,094
  Accounts receivable, less allowance for   doubtful
     accounts                                                   414,440         1,228,489                   --        1,642,929
  Inventories                                                   320,704           625,836                   --          946,540
  Other current assets                                           21,378             1,309                   --           22,687
                                                       -------------------------------------------------------------------------
Total current assets                                          1,229,882         2,223,660            (109,292)        3,344,250

Other assets:
  Property, plant and equipment, net                            355,073            19,521                   --          374,594
  Intangible assets, including goodwill                          40,177                --       (1) 12,123,229       12,163,406
  Other assets                                                   16,085             3,901                   --           19,986
                                                       -------------------------------------------------------------------------
Total assets                                                 $1,641,217        $2,247,082          $12,013,937      $15,902,236
                                                       =========================================================================
                LIABILITIES AND EQUITY
Current liabilities:
  Bank line of credit                                        $       --        $  554,974          $        --      $   554,974
  Accounts payable                                              155,936           900,924                   --        1,056,860
  Current portion of notes payable - officers                    16,637            25,126                   --           41,763
  Current portion of notes payable - others                     127,271                --      (1)   3,000,000        3,127,271
  Current portion of capital lease obligations                   41,343             3,529                   --           44,872
  Accrued expenses and other current
     liabilities                                                 89,511            85,042     (1)      800,000          974,553
                                                       -------------------------------------------------------------------------
Total current liabilities                                       430,698         1,569,595            3,800,000        5,800,293

Capital lease obligations                                         2,607               716                   --            3,323
                                                       -------------------------------------------------------------------------
Total liabilities                                               433,305         1,570,311            3,800,000        5,803,616

Stockholders' equity:
  Common stock                                                   52,053                --  (1, 2)       11,732           63,785
  Additional paid-in capital                                  2,452,906             4,600    (1, 2)  8,874,376       11,331,882
  Retained earnings (deficit)                               (1,297,047)           672,171            (672,171)      (1,297,047)
                                                       -------------------------------------------------------------------------
Total stockholders' equity                                    1,207,912           676,771            8,213,937       10,098,620
                                                       -------------------------------------------------------------------------

Total liabilities and stockholders' equity                   $1,641,217        $2,247,082          $12,013,937      $15,902,236
                                                       =========================================================================

See accompanying  notes to unaudited pro forma condensed combined Balance Sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1) On May 24, 2000, Antennas America, Inc. purchased the outstanding shares of Winncom Technologies, Inc. Antennas America provided $12 million in aggregate consideration, consisting of $3 million in cash, a $1.5 million promissory note payable in 90 days from the closing date, a $1.5 million promissory note payable in 180 days from the closing date and $6 million in shares of Antennas America common stock (6,946,053 shares). The notes payable are non-interest bearing.

(2) During 2000, Antennas America, Inc. undertook a private placement offering of units of its common stock, with attached warrants. As of May 31, 2000, the Company had raised approximately $3.3 million in cash through the sale of 19.2 million shares, of which $0.5 million (or 2.7 million shares) had been sold through March 31, 2000. As a result, we have pro forma adjusted only the portion of this private placement that took place after March 31, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. ANTENNAS AMERICA, INC.

                                          /s/ Randall P. Marx
                                          -----------------------------------
                                          Corporate Secretary and Director


Date: August 7, 2000








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